Exhibit 10.98

CAP ROCK ENERGY CORPORATION

SUPPLEMENTAL EXECUTIVE DEFERRED COMPENSATION

RETIREMENT PLAN

(As Amended and Restated, Effective January 1, 2005)

TABLE OF CONTENTS

ARTICLE 1 -	Definitions

ARTICLE 2 -	Selection, Enrollment, Eligibility

2.1.	Selection by Committee
2.2.	Enrollment and Eligibility Requirements; Commencement of Participant
2.3.	Termination of a Participant’s Eligibility

ARTICLE 3 -	Deferral Commitments/Company Matching Amounts/Vesting/Crediting/Taxes

3.1.	Deferral
3.2.	Company Matching Amount
3.3.	Crediting of Amounts after Benefit Distribution
3.4.	Vesting
3.5.	Crediting/Debiting of Account Balances
3.6.	FICA and Other Taxes

ARTICLE 4 -	Scheduled Distribution; Unforeseeable Financial Emergencies

4.1.	Scheduled Distribution
4.2.	Postponing Scheduled Distributions
4.3.	Other Benefits Take Precedence Over Scheduled Distributions
4.4.	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies

ARTICLE 5 -	Retirement Benefit

5.1.	Retirement Benefit
5.2.	Payment of Retirement Benefit

ARTICLE 6 -	Termination Benefit

6.1.	Termination Benefit
6.2.	Payment of Termination Benefit

ARTICLE 7 -	Disability Benefit

7.1.	Disability Benefit
7.2.	Payment of Disability Benefit

ARTICLE 8 -	Death Benefit

8.1.	Death Benefit
8.2.	Payment of Death Benefit

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ARTICLE 9 -	Beneficiary Designation

9.1.	Beneficiary
9.2.	Beneficiary Designation; Change; Spousal Consent
9.3.	Acknowledgement
9.4.	No Beneficiary Designation
9.5.	Doubt as to Beneficiary
9.6.	Discharge of Obligations

ARTICLE 10 -	Leave of Absence

10.1.	Paid Leave of Absence
10.2.	Unpaid Leave of Absence

ARTICLE 11 -	Termination of Plan, Amendment or Modification

11.1.	Termination of Plan
11.2.	Amendment
11.3.	Plan Agreement
11.4.	Effect of Payment

ARTICLE 12 -	Administration

12.1.	Committee Duties
12.2.	Agents
12.3.	Binding Effect of Decisions
12.4.	Indemnity of Committee
12.5.	Employer Information

ARTICLE 13 -	Other Benefits and Agreements

13.1.	Coordination with Other Benefits

ARTICLE 14 -	Claims Procedures

14.1.	Presentation of Claim
14.2.	Notification of Decision
14.3.	Review of a Denied Claim
14.4.	Decision on Review
14.5.	Legal Action

ARTICLE 15 -	Trust

15.1.	Establishment of the Trust
15.2.	Interrelationship of the Plan and the Trust.
15.3.	Distributions From the Trust

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ARTICLE 16 -	Miscellaneous

16.1.	Status of Plan
16.2.	Unsecured General Creditor
16.3.	Employer’s Liability
16.4.	Nonassignability
16.5.	Not a Contract of Employment
16.6.	Furnishing Information
16.7.	Terms
16.8.	Captions
16.9.	Governing Law
16.10.	Notice
16.11.	Successors
16.12.	Spouse’s Interest
16.13.	Validity
16.14.	Incompetent
16.15.	Court Order
16.16.	Deduction Limitation on Benefit Payments
16.17.	Insurance
16.18.	Obligations to the Company
16.19.	Effective Date

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CAP ROCK ENERGY CORPORATION

SUPPLEMENTAL EXECUTIVE DEFERRED COMPENSATION

RETIREMENT PLAN

(As Amended and Restated, Effective January 1, 2005)

Purpose

Cap Rock Energy Corporation (“Company”) established the Cap Rock Energy Corporation Supplemental Executive Deferred Compensation Retirement Plan (“Original Plan”) on November 14, 2002.  The Company hereby amends and restates the Original Plan as the Cap Rock Energy Corporation Supplemental Executive Deferred Compensation Retirement Plan (As Amended and Restated, Effective January 1, 2005) (“Plan”) in order to (i) clarify certain provisions of the Original Plan and (ii) comply with the provisions of Code Section 409A, IRS Notice 2005-1, and all other subsequent notices, rulings and regulations thereunder.

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of the Company, and its subsidiaries, if any, that sponsor this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is designed to supplement the Cap Rock Energy Corporation Employee Thrift 401(k) Plan and Trust sponsored by the Company by permitting employee salary reduction contributions and employer matching contributions that exceed the various limits on such contributions under Code Section 401(k) plans.  These limits include (i) the salary reduction limit of Code Section 402(g), (ii) the average deferrals percentage (ADP) nondiscrimination limits on salary deferrals under Code Section 401(k), (iii) the average contribution percentage (ACP) nondiscrimination limits on matching contributions under Code Section 401(k), (iv) the Code Section 415 limits on aggregate employer and employee contributions and (v) the limit on compensation under Code Section 401(a)(17).

It is the intent of the Company to operate and administer this Plan in good faith compliance with, and a good faith reasonable interpretation of, Code Section 409A and IRS Notice 2005-1, and any other subsequent notices, rulings or regulations thereunder.  The Company shall not exercise discretion under the terms of this Plan, and a Participant shall not exercise discretion with respect to his or her benefits under this Plan, in a manner that causes the Plan to fail to meet the requirements of Code Section 409A and all notices, rulings and regulations thereunder.

ARTICLE 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases (or terms) shall have the following indicated meanings:

1.1           “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance and (ii) the Company Matching Account balance.  The Account Balance (i) shall be a bookkeeping entry only and (ii) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant (or his or her designated Beneficiary) pursuant to this Plan.

1.2           “Affiliate” shall mean any (i) corporation other than the Company (i.e., either a subsidiary corporation or an affiliate or associated corporation of the Company), which together with the Company is a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code), (ii) organization that is under “common control” with the Company (determined under Section 414(c) of the Code) or (iii) organization which, together with the Company, is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code).

1.3           “Annual Deferral Amount” shall mean that portion of a Participant’s Compensation, Bonus and Commissions that a Participant defers in accordance with Section 3.1 hereof for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.  In the event of a Participant’s Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4           “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant’s vested Account Balance shall be calculated on or around the first business day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.  Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.  By way of example, if a Participant elects a ten (10) year Annual Installment Method for his Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition.  The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

1.5           “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9 hereof, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6           “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7           “Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance.  A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following:

(a)           If the Participant Retires, his or her Benefit Distribution Date shall be:

(i)            the last day of the six-month period immediately following the date on which the Participant Retires if the Participant is a Key Employee; and

(ii)           the date on which the Participant Retires for all other Participants;

(iii)          provided, however, in the event the Participant changes his or her Retirement Benefit election in accordance with Section 5.2(a) hereof, his or her Benefit Distribution Date shall be postponed in accordance with such Section 5.2(a); or

(b)           If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be:

(i)            the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment if the Participant is a Key Employee; and

(ii)           the date on which the Participant experiences a Termination of Employment for all other Participants; or

(c)           The date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account Balance; or

(d)           The date on which the Participant becomes Disabled.

1.8           “Board” shall mean the board of directors of the Company.

1.9           “Bonus” shall mean any compensation, in addition to Compensation and Commissions, earned by a Participant for services rendered to his or her Employer during a Plan Year, whether the payment of such compensation is discretionary or under any bonus plan, program or arrangement sponsored by an Employer.

1.10         “Claimant” shall have the meaning set forth in Section 14.1 hereof.

1.11         “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12         “Commissions” shall mean any commissions paid to an Employee under his or her Employer’s Commission payment schedule, as identified on the Employer payroll system.

1.13         “Committee” shall mean the committee described in Article 12 hereof.

1.14         “Company” shall mean Cap Rock Energy Corporation, a Texas corporation, and any successors thereto.

1.15         “Company Matching Account” shall mean (i) the sum of all of a Participant’s Company Matching Amounts, plus (ii) amounts credited or debited to the Participant’s Company Matching Account in accordance with this Plan, less (iii) all distributions made to the Participant (or his or her Beneficiary) pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.16         “Company Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.2 hereof.

1.17         “Compensation” shall mean the annual cash compensation relating to services performed during any calendar year, including distributions from nonqualified deferred compensation plans, Bonuses, Commissions, overtime, fringe benefits, stock options, stock grants, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered to his or her Employer (whether or not such allowances are included in the Employee’s gross income).  Compensation (i) shall be calculated before reduction for compensation voluntarily deferred (or contributed) by the Participant pursuant to all qualified or nonqualified plans of any Employer and (ii) shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer.  However, all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.18         “Death Benefit” shall mean the benefit set forth in Article 8 hereof.

1.19         “Deduction Limitation” shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Section 16.16 hereof.

1.20         “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant (or his or her Beneficiary) pursuant to this Plan that relate to his or her Deferral Account.

1.21         “Disability” or “Disabled” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s Employer.

1.22         “Disability Benefit” shall mean the benefit set forth in Article 7 hereof.

1.23         “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.24         “Employee” shall mean a person who is an employee of any Employer.

1.25         “Employer(s)” shall mean the Company and/or any of its Affiliates (now in existence or hereafter formed or acquired) that (i) have been selected by the Board to participate in the Plan and (ii) have adopted the Plan as a sponsor.

1.26         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27         “Key Employee” shall mean any Participant who the Committee, in its sole discretion, determines is a “key employee” of any Employer, as defined in Code Section 416(i).

1.28         “Participant” shall mean any Employee (i) who is selected by the Board to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee and (iii) whose Plan Agreement has not terminated.

1.29         “Plan” shall mean the Cap Rock Energy Corporation Supplemental Executive Deferred Compensation Retirement Plan (As Amended and Restated, Effective January 1, 2005), which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30         “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant.  Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan. In the event more than one Plan Agreement exists, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement.  The terms of any Plan Agreement may be different for any Participant.  Any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.  However, any such additional benefits or benefit limitations (i) must be agreed to by both the Employer and the Participant and (ii) must comply with Code Section 409A and all notices, guidance, rulings and regulations thereunder.

1.31         “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32         “Retirement”, “Retire(s)” or “Retired” shall mean the Participant’s separation from service with all Employers for any reason other than a leave of absence, death or Disability, on or after his or her attainment of age sixty-five (65).

1.33         “Retirement Benefit” shall mean the benefit set forth in Article 5 hereof.

1.34         “Scheduled Distribution” shall mean the distribution set forth in Section 4.1 hereof.

1.35         “Terminate the Plan”, “Termination of the Plan” shall mean the earlier of (i) the date the Plan terminates under Section 11.1 hereof, or (ii) a determination by an Employer’s board of directors that (a) all of its Participants shall no longer be eligible to participate in the Plan, (b) all deferral elections for such Participants shall terminate and (c) such Participants shall no longer be eligible to receive Company contributions under this Plan.

1.36         “Termination Benefit” shall mean the benefit set forth in Article 6 hereof.

1.37         “Termination of Employment” shall mean the separation from service with all Employers, (voluntarily or involuntarily) for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.38         “Trust” shall mean one or more trusts established by the Company in accordance with Article 15 hereof.

1.39         “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.40         “Year of Service” shall mean any Plan Year in which a Participant completes not less than one thousand (1,000) Hours of Service with the Employer.  For purposes of determining a Year of Service under this Plan, the crediting and computing of Hours of Service for a Participant shall be determined in the same manner as under the Cap Rock Energy Corporation Employee Thrift 401(k) Plan and Trust.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1           Selection by Committee.  Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the Board in its sole discretion.  From that group, the Board shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2           Enrollment and Eligibility Requirements; Commencement of Participation.

(a)           As a condition to participation, each selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year in which the Participant participates in the Plan, or such other earlier deadline as may be established by the Committee in its sole discretion.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)           An Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete these requirements within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year.  In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) below.  Such person shall not be permitted to defer under this Plan any portion of his or her Compensation, Bonus and/or Commissions that are paid with respect to services performed prior to his or her participation commencement date in this Plan.

(c)           Each Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.  Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to (and accepted) by the Committee.

(d)           If an Employee fails to meet all requirements contained in this Section 2.2 within the period required, such Employee shall not be eligible to participate in the Plan during such Plan Year.

2.3           Termination of a Participant’s Eligibility.  If the Board determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee makes such determination, (ii) prevent the Participant from making future deferral elections and/or (iii) take further action that the Committee deems appropriate.  Notwithstanding the foregoing, in the event of a Termination of the Plan in accordance with Section 1.35 hereof, the termination of the affected Participants’ eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 1.35 and Section 11.1 hereof.  In the event a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan.

ARTICLE 3
Deferral Commitments/Company Matching Amounts/

Vesting/Crediting/Taxes

3.1           Deferrals.

(a)           Annual Deferral Amount.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Compensation, Bonus and/or Commissions in such amount(s) as he or she may elect, in accordance with rules established by the Committee.

(b)           Election to Defer; Effect of Election Form.

(i)            First Plan Year.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan.  For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(ii)           Subsequent Plan Years.  For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made.  If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)           Withholding and Crediting of Annual Deferral Amounts.  For each Plan Year, the Compensation portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Compensation payroll in equal amounts, as adjusted from time to time for increases and decreases in Compensation.  The Bonus and/or Commissions portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Commissions are (or otherwise would be) paid to the Participant, whether or not this occurs during the Plan Year itself.  Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.2           Company Matching Amount.  For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Matching Account under this Plan.  Such amount shall be the Company Matching Amount for such Participant for that Plan Year.  If an Employer determines that it shall provide a Company Matching Amount to a Participant for a Plan Year, the Employer shall announce to the Participant the amount it will credit, or the method for determining such amount, prior to the beginning of the Plan Year to which the Company Matching Amount relates.  The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant.  The amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Matching Amount for that Plan Year.  The Company Matching Amount, if any, shall be credited on a date (or dates) to be determined by the Committee, in its sole discretion.

3.3           Crediting of Amounts after Benefit Distribution.  Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.1(b) above or (ii) the Company Matching Amount, would otherwise be credited to the Participant’s Account Balance in accordance with Section 3.2 above, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.

3.4           Vesting.

(a)           A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account.

(b)           A Participant shall be vested in his or her Company Matching Account in accordance with the vesting schedule set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer.  If not addressed in such agreements, a Participant shall vest in his or her Company Matching Account, plus amounts credited and debited on such amount(s), in accordance with the following schedule;

Years of Service With Employer	Vested Percentage
Less than 1 year	0%
1 year or more, but less than 2	10%
2 years or more, but less than 3	20%
3 years or more, but less than 4	30%
4 years or more, but less than 5	40%
5 years or more, but less than 6	60%
6 years or more, but less than 7	80%
7 years or more	100%

(c)           For purposes of vesting under this Plan, “Years of Service” include all prior service that a Participant may have been credited with under the Cap Rock Electric Cooperative, Inc. Supplemental Executive Deferred Compensation Retirement Plan.

(d)           Notwithstanding anything to the contrary contained in this Section 3.4, upon a Participant’s Retirement, death while employed by an Employer, or Disability, a Participant’s Company Matching Account shall immediately become one hundred percent (100%) vested (if it is not already vested in accordance with the above vesting schedule).

3.5           Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)           Measurement Funds.  The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance.  As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.  Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change, or if necessary to comply with applicable tax law, including, but not limited to, guidance issued after the effective date of this Plan, or such other date designated by the Committee, in its sole discretion.

(b)           Election of Measurement Funds.  A Participant, in connection with his or her initial deferral election in accordance with Section 3.1 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.5(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion.  The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement

Fund.  If an election is made in accordance with the previous sentence, it (i) shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and (ii) shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)           Proportionate Allocation.  In making any election described in Section 3.5(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)           Crediting or Debiting Method.  The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.  Such Measurement Fund performance shall be credited or debited to a Participant’s Deferral Account or Company Matching Account, as applicable.

(e)           No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only.  A Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in (or to) such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance (i) shall at all times be a bookkeeping entry only and (ii) shall not represent any investment made on his or her behalf by the Company or the Trustee.  The Participant shall at all times remain an unsecured creditor of the Company.

3.6           FICA and Other Taxes.

(a)           Annual Deferral Amounts.  For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Compensation, Bonus and/or Commissions that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount.  If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.6.

(b)           Company Matching Account.  When a Participant becomes vested in a portion of his or her Company Matching Account, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Compensation, Bonus and/or Commissions that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such portion of his or her Company Matching

Account.  If necessary, the Committee may reduce the vested portion of the Participant’s Company Matching Account in order to comply with this Section 3.6.

(c)           Distributions.  The Participant’s Employer(s), or the Trustee, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the Trustee, in connection with such payments, in such amounts and in such manner to be determined in the sole discretion of the Employer(s) and the Trustee.

ARTICLE 4
 Scheduled Distribution; Unforeseeable Financial Emergencies

4.1           Scheduled Distribution.  In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all (or a portion) of the Annual Deferral Amount.  The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.5 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion.  Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant.  The Plan Year designated by the Participant must be at least four (4) Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.1(b) above relates.  By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2006, the Scheduled Distribution would become payable during a sixty (60) day period commencing January 1, 2011.

4.2           Postponing Scheduled Distributions.  A Participant may make a one time election to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2.  In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:

(a)           Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee, in its sole discretion, at least twelve (12) months prior to the Participant’s previously designated Scheduled Distribution date;

(b)           The new Scheduled Distribution date selected by the Participant must be the first day of a Plan Year, and must be at least five (5) years after the previously designated Scheduled Distribution date; and

(c)           The election of the new Scheduled Distribution date shall have no effect until at least twelve (12) months after the date on which the election is made.

4.3           Other Benefits Take Precedence Over Scheduled Distributions.  Should a Benefit Distribution date occur that triggers a benefit under Articles 5, 6, 7 or 8 hereof, any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 above shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with applicable tax law, including, but not limited to, guidance issued after the effective date of this Plan.

4.4           Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.

(a)           If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend deferrals of Compensation, Bonus and Commissions to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency. If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if suspension of deferrals is not required under applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan.  The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Committee to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution.

(b)           The payout shall not exceed the lesser of (i) the Participant’s vested Account Balance (calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion) or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by suspension of deferrals under this Plan, if the Committee, in its sole discretion, determines that suspension is required by applicable tax law.

(c)           If the Committee, in its sole discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval.  If the Committee, in its sole discretion, approves a Participant’s petition for suspension and payout, (i) the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and (ii) the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval.

(d)           Notwithstanding the foregoing, the Committee shall interpret all provisions relating to suspension and/or payout under this Section 4.4 in a manner consistent with applicable tax law, including, but not limited, to guidance issued after the effective date of this Plan.

ARTICLE 5

Retirement Benefit

5.1           Retirement Benefit.  A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

5.2           Payment of Retirement Benefit.

(a)           A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to ten (10) years.  The Participant may change this election one time by submitting an Election Form to the Committee in accordance with the following criteria:

(i)            Such Election Form must be submitted to (and accepted by) the Committee, in its sole discretion, at least twelve (12) months prior to the Participant’s originally scheduled Benefit Distribution Date (as described in Section 1.7(a) hereof); and

(ii)           The first Retirement Benefit payment is delayed at least five (5) years from the Participant’s originally scheduled Benefit Distribution Date (as described in Section 1.7(a) hereof); and

(iii)          The election to modify the Retirement Benefit shall have no effect until at least twelve (12) months after the date on which the election is made; and

(iv)          Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the Retirement Benefit election under this Section 5.2 in a manner that is consistent with applicable tax law, including, but not limited to, guidance issued after the effective date of this Plan.  Accordingly, if a Participant’s subsequent Retirement Benefit distribution election would result in the shortening of the length of the Retirement Benefit payment period (e.g., a Participant changes an existing distribution election from annual installments to a lump sum payment; from ten annual installments to five annual installments, etc.), and the Committee determines such election to be inconsistent with applicable tax law, the election shall not be effective.

The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit.  If a Participant does not make any election with respect to the payment of the Retirement Benefit in connection with his or her commencement of participation in the Plan, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a lump sum.

(b)           The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Participant’s Benefit Distribution Date.

Remaining installments, if any, shall be paid no later than sixty (60) days after the first day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.

ARTICLE 6
Termination Benefit

6.1           Termination Benefit.  A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

6.2           Payment of Termination Benefit.  The Termination Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 7

Disability Benefit

7.1           Disability Benefit. Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

7.2           Payment of Disability Benefit.  The Disability Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 8

Death Benefit

8.1           Death Benefit.  The Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

8.2           Payment of Death Benefit.  The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 9
Beneficiary Designation

9.1           Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as (or different) from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2           Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning such form to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant (and accepted by the Committee) prior to his or her death.  Notwithstanding the foregoing, if a Participant is divorced and the Participant’s former spouse is the Beneficiary named by the Participant, the former spouse shall be deemed to have predeceased the Participant.  Such designation of the former spouse shall be void and the Participant’s benefits remaining under the Plan, with the exception of any portion of the Participant’s benefits under the Plan awarded to the Participant’s former spouse pursuant to a valid court order in connection with a division of property pursuant to divorce, shall be paid pursuant to Section 9.4 hereof as if the Participant had not designated a Beneficiary.

9.3           Acknowledgment.  No designation (or change in designation) of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4           No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5           Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until such matter is resolved to the Committee’s satisfaction.

9.6           Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.  Such Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
Leave of Absence

10.1         Paid Leave of Absence.  If a Participant is authorized by his or her Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.1(b) above.

10.2         Unpaid Leave of Absence.  If a Participant is authorized by his or her Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 hereof in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken.  During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections.  However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided (i) such deferral elections are otherwise allowed and (ii) an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.1(b) above.

ARTICLE 11
Termination of Plan, Amendment or Modification

11.1         Termination of Plan.  Although each Employer anticipates that the Plan will continue, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time.  Accordingly, each Employer reserves the right to Terminate the Plan (as defined in Section 1.35 hereof).  In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective.  Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 hereof in accordance with the provisions of those Articles.  The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to payment of any benefits under the Plan as of the date of termination.

11.2         Amendment.  Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer.  Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made.

11.3         Plan Agreement.  Despite the provisions of Section 11.1 and 11.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not contained in this Plan document,

the Employer may only amend or terminate such provisions with the written consent of the Participant.

11.4         Effect of Payment.  The full payment of the Participant’s vested Account Balance under Articles 4, 5, 6, 7 or 8 hereof shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 12
Administration

12.1         Committee Duties.  Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee, which shall consist of the Board, the Executive Committee, or such other individuals as the Board shall appoint.  Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

12.2         Agents. In the administration of this Plan, the Committee may, from time to time, (i) employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and (ii) consult with counsel who may be counsel to any Employer.

12.3         Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of (or in connection with) the administration, interpretation and application of the Plan (and the rules and regulations promulgated hereunder) shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4         Indemnity of Committee.  All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such Employee.

12.5         Employer Information.  To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 13
Other Benefits and Agreements

13.1         Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14
Claims Procedures

14.1         Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

14.2         Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days (forty five (45) days in the case of a claim for disability benefits) after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim (or in the case of a claim for disability benefits, an extension is necessary for reasons beyond the control of the Plan), written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day (or forty five (45) day) period.  In no event shall such extension exceed a period of ninety (90) days (thirty (30) days in the case of a claim for disability benefits which may be further extended for an additional thirty (30) days if the additional extension is due to reasons beyond the control of the Plan) from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)           that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)           that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)            the specific reason(s) for the denial of the claim, or any part thereof;

(ii)           specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)          if the claim is a claim for disability benefits, an internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(v)           if the claim is a claim for disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances;

(vi)          an explanation of the claim review procedure set forth in Section 14.3 below; and

(vii)         a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

14.3         Review of a Denied Claim.  On or before sixty (60) days (180 days in the case of a claim for disability benefits) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)           may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)           may submit written comments or other documents; and/or

(c)           may request a hearing, which the Committee, in its sole discretion, may grant.

14.4         Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days (forty five (45) days in the case of a claim for disability benefits) after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day (or forty five (45) day) period.  In no event shall such extension exceed a period of sixty (60) days (forty five (45) days in the case of a disability claim) from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  In the case of a claim for disability benefits, the review on appeal must be made by a different decision-maker from the Committee and the decision-maker cannot give procedural deference to the original decision.

The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)           specific reasons for the decision;

(b)           specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)           a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(d)           if the claim is a claim for disability benefits, an internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(e)           if the claim is a claim for disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances; and

(f)            a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

14.5         Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15
Trust

15.1         Establishment of the Trust.  In order to provide assets from which to fulfill the obligations of the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property to provide for the benefit payments under the Plan (the “Trust”).

15.2         Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3         Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.  Any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1         Status of Plan.

(a)           Intent.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

(b)           Compliance with IRC Section 409A.  The Company intends that this Plan comply with Code Section 409A (and all notices, rulings, guidance and regulations hereunder) in all respects.  In the event any required provision of Code Section 409A (or of any notice, ruling, guidance or regulation hereunder) is needed in order for this Plan to be in compliance thereof, such required provision is hereby incorporated by reference for all purposes of this Plan.

16.2         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, executors, administrators, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3         Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4         Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under this Plan, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable under this Plan shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s (or any other person’s) bankruptcy or insolvency or, except as provided in Sections 9.2 and 16.12 hereof, be transferable to a spouse as a result of a property settlement or otherwise.

16.5         Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6         Furnishing Information.  A Participant (or his or her Beneficiary) will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7         Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply.  Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8         Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9         Governing Law.  Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Texas without regard to its conflicts of laws principles.

16.10       Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Cap Rock Energy Corporation

Office of General Counsel

500 West Wall Street

Suite 400

Midland, Texas  79701

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant (or Beneficiary) under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11       Successors.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12       Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse’s will, nor shall such interest pass under the laws of intestate succession.  Notwithstanding the foregoing, if a spouse is awarded all or a portion of the Participant’s benefit under the Plan pursuant to a division of property in connection with a divorce, such spouse’s share of the Participant’s benefit shall be his or her separate property and shall be transferable by the Participant’s former spouse by will or pursuant to the laws of descent and distribution.  In order to be effective, notice of such division of the Participant’s benefit under the Plan pursuant to a division of property in connection with divorce must be provided in the form and manner prescribed by the Committee.  Any such benefit to which a Participant’s former spouse may be entitled shall be payable to the former spouse under this Plan only at the time payment of the Participant’s benefit commences under the Plan.

16.13       Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof.  This Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14       Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15       Court Order.  The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan.  Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

16.16       Deduction Limitation on Benefit Payments.  An Employer may determine that as a result of the application of the limitation under Code Section 162(m), a distribution payable to a Participant pursuant to this Plan would not be deductible by the Employer if such distribution were made at the time required by the Plan.  If an Employer makes such a determination, then the distribution shall not be paid to the Participant until such time as the distribution first becomes deductible.  The amount of the distribution shall continue to be adjusted in accordance with Section 3.5 hereof until it is distributed to the Participant.  The amount of the distribution, plus amounts credited or debited thereon, shall be paid to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer, on which the deductibility of compensation paid (or payable) to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code Section 162(m).

16.17       Insurance.  The Employers, on their own behalf or on behalf of the Trustee, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trustee may choose.  The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy (or policies).  At the request of the Employers, a Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company (or companies) to whom the Employers have applied for insurance.

16.18       Obligations to the Company.   If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to any Employer, then such Employer may offset such amounts owing it against the amount of benefits otherwise distributable.

16.19       Effective Date.  The effective date of this Plan shall be January 1, 2005, or such other date as may be required by Code Section 409A, IRS Notice 2005-1, or any other relevant guidance, ruling or regulation thereunder.

IN WITNESS WHEREOF, the Company has signed this Plan document on September 1, 2005.

CAP ROCK ENERGY CORPORATION

By:	/s/ Ulen North, Jr.
Print Name:	Ulen North, Jr.
Title:	Executive Vice President